SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 16, 2004

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

0-3400
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

Item 9. Regulation FD Disclosure.

            Attached as Exhibit 99.1 and incorporated herein by reference is a copy of a press release of Tyson Foods, Inc. (the "Company"), dated August 16, 2004, announcing that it has received notice that the staff of the U.S. Securities and Exchange Commission (the "SEC") intends to recommend the SEC bring a civil enforcement action.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.

Date: August 18, 2004	By: /s/ Rodney Pless
Name: Rodney Pless
Title: Senior Vice President, Controller & Chief Accounting Officer

Tyson Foods, Inc.
Current Report On Form 8-K
Dated August 18, 2004

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated August 16, 2004

EXHIBIT 99.1

TYSON UPDATE ON SEC INVESTIGATION

Springdale, AR, August 16, 2004 -  Tyson Foods, Inc. (NYSE:TSN) (the Company) today announced it has received notice the staff of the U.S. Securities and Exchange Commission ("SEC") intends to recommend the SEC bring a civil enforcement action against the Company and is considering seeking a monetary penalty.  The notice alleges the Company's proxy statements for fiscal years 1997 through 2003 failed to fully comply with SEC regulations with respect to the description and disclosure of perquisites totaling approximately $1.7 million provided to Don Tyson, former Senior Chairman of the Company, and the Company failed to maintain an adequate system of internal controls regarding the personal use of Company assets and the disclosure of perquisites and personal benefits.

Independent members of the Board of Directors have conducted a review of this matter, and Don Tyson has voluntarily paid $1.516 million to the Company for certain items identified by independent members of the Board for the fiscal years 1997 through 2003.  The Company is presently unable to predict the outcome of this matter or the terms upon which it might eventually be resolved.  However, the Company does not believe the amounts at issue in any potential SEC action are material to the Company's financial position or results of operations.

The SEC staff has also advised the Company it is considering recommending the SEC bring administrative cease-and-desist actions against two Company employees, neither of which are executive officers, for allegedly causing these failures.  In addition, the Company has learned Don Tyson has received notice the staff intends to recommend that the SEC bring a similar civil enforcement action against him.  Other than Don Tyson, the notice received by the Company does not contain any allegations or statements regarding any other individual board members or executive officers of the Company.

            On March 29th the Company had previously announced it was the subject of a formal non-public investigation by the SEC.  The Company has been cooperating fully with the SEC and will continue to do so.   Prior to the time that the staff makes a formal enforcement recommendation, if any, to the SEC, the Company will have the opportunity to respond to this notice and submit reasons why it believes the civil enforcement action should not be brought.  The Company intends to respond to this notice fully and promptly.